EXHIBIT 16.1

December 11, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

            We have read the statements made by GPS Industries, Inc. pursuant to Item 4.01 of Form 8-K to be filed with the Commission, as part of the Company's Form 8-K report. We agree with the statements concerning our Firm in such Form 8-K.  We have no basis to agree or disagree with any other statements made in the filing.

    Very truly yours,

/s/ Sherb & Co., LLP

    Sherb & Co., LLP